FORM 4
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                     Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
tion 1(b).

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Sidorsky       Arthur                  |   Symbol
(Last)        (First)          (Middle)|
           80 Arkay Drive              |   Standard Microsystems Corporation
              (Street)                 |   (SMSC)
                                       |-------------------------------------
Hauppauge           NY          11788  |3. IRS or Social Security Number of
(City)           (State)        (Zip)  |   Reporting Person (Voluntary)
                                       |
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4. Statement of Month/Year|5. If Amendment, Date or Original (Month/Year)
                          |
   10/98                  |
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6. Relationship of Reporting Person|7. Individual or Joint/Group Filing
   to Issuer (Check all applicable)|
                                   |   x  Form filed by one Reporting Person
      Director            10% Owner|  ---
  ---                 ---          |      Form filed by more than one
   x  Officer (give       Other    |  --- Reporting Person
  --- title below)    --- (specify |
                          below)   |
  President and Chief Operating    |
  Officer                          |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1.Title of security    |2.Transaction     |3.Transaction |  4.Securities       |5.Amount of       |6.Ownership    |7.Nature of
                       |  Date            |  Code        |    Acquired (A)     |  Securities      |  Form:        |  Indirect
                       |  (Month/Day/Year)|              |    or Disposed      |  Beneficially    |  Direct (D)   |  Beneficial
                       |                  |              |    of (D)           |  Owned at End    |  Indirect (I) |  or Ownership
                       |                  |              |---------------------|  of Month        |               |
                       |                  |              |       |(A)|         |                  |               |
                       |                  |--------------|-------|or |---------|                  |               |
                       |                  |  Code |  V   |Amount |(D)| Price   |                  |               |
---------------------------------------------------------------------------------------------------------------------------------
Common Stock           |  10/06/98        |  P    |      | 3,000  |A  |$ 5.25  | 27,208           | D             |
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                       |                  |       |      |        |   |        |  9,334           | I             | By trust*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                  of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.Title of           |2.Conversion or    |3.Transaction |4.Transaction |5.Number of       |6.Date
  Derivative         |  Exercise Price   |  Date        |  Code        |  Derivative      |  Exercisable
  Security           |  of Derivative    |  (Month/     |              |  Securities      |  and Expiration
                     |  Security         |  Day/Year)   |              |  Acquired (A)    |  Date
                     |                   |              |              |  or Disposed     |
                     |                   |              |              |  of (D)          |------------------------
                     |                   |              |--------------|------------------|  Date       |Expiration
                     |                   |              |  Code|V      | (A)   |  (D)     |  Exercisable|Date
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

7.Title and              |8.Price of     |9.Number of   |10.Ownership   |11.Nature
  Amount of              |  Derivative   |  Derivative  |   Form of     |   of
  Underlying             |  Security     |  Securities  |   Derivative  |   Indirect
  Securities             |               |  Beneficially|   Security:   |   Beneficial
                         |               |  Owned at End|   Direct (D)  |   Ownership
                         |               |  of Month    |   or          |
-------------------------|               |              |   Indirect (I)|
Title         |Number    |               |              |               |
              |of Shares |               |              |               |
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
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
Explanation of Responses:
 *Held in issuer's Incentive Savings and Retirement Plan as of 10/29/98.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/ Arthur Sidorsky                       November 02, 1998
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date